Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
LKQ CORPORATION
LKQ Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware Law”), does hereby certify:
I.    The name of the Corporation is LKQ Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 13, 1998.
II.    That this Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware Law.
III.    That the Restated Certificate of Incorporation restates and integrates only and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as heretofore amended, and there is no discrepancy between those provisions and the provisions of the Restated Certificate of Incorporation.
IV.    The Certificate of Incorporation is hereby restated to read as follows:
* * * * * * * * * * *
FIRST:    The name of the Corporation is LKQ Corporation.
SECOND:    The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH:    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one billion (1,000,000,000) shares of common stock, par value $.01 per share.
FIFTH:    Meetings of the stockholders may be held within or outside the State of Delaware, as the bylaws may provide. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of the stockholders of the Corporation may be called only by the President of the Corporation or by a resolution adopted by the affirmative vote of a majority of the board of directors.
SIXTH:    The number of directors constituting the board of directors shall be that number as shall be fixed by the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
SEVENTH:    The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation.
EIGHTH:    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
NINTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH:    The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.
ELEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Certificate of Incorporation, and all rights and powers conferred herein upon stockholders are granted subject to this reservation.
        IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Restated Certificate of Incorporation of LKQ Corporation this 24th day of July, 2014.

LKQ CORPORATION
By:	/S/ Victor M. Casini
Name: Victor M. Casini
Title: Senior Vice President, General Counsel and Corporate Secretary